Exhibit 99.1

Contact:        Bob Romantic, Grand Canyon University | 602-639-7611; bob.romantic@gcu.edu

MUELLER NAMED CHAIRMAN OF GRAND CANYON EDUCATION BOARD OF DIRECTORS

Dial appointed Lead Independent Director

PHOENIX (Jan. 20, 2017) – Brian Mueller has been named chairman of the Grand Canyon Education, Inc. Board of Directors after a vote of its members, and Sara Dial was appointed its Lead Independent Director.

The moves come after Brent Richardson, who had served as chairman, and Brad Casper, a director, both resigned from the board to pursue other interests.

“We want to thank Brent and Brad for their many years of service to the University,” said Dial, who joined the Board of Directors in 2013. “Their contributions have been significant as Grand Canyon University evolves into a driving force in higher education today.”

To fill the chairman’s role, Dial said the Board of Directors wanted the most qualified person, “and it was clear to everyone on the board that person is Brian Mueller.”

“Brian’s vision and leadership have transformed GCU into a vibrant, comprehensive university with a solid financial model that is having a tremendous impact on higher education in Arizona as well as our inner-city neighborhood,” Dial said. “By making higher education affordable, he is helping students find their purpose every day and also driving a larger movement to create an education-minded community with well-paying jobs, safe neighborhoods, high performing schools and K-12 students encouraged about the prospect of going to college.”

Richardson came to GCU during a difficult point in its history, when the University was $20 million in debt and about to close its doors. He led a group of investors who purchased the University in 2004 to ensure its survival and later hired Mueller to usher in a new era for GCU. He stepped down from the board in order to focus his attention on other education business interests.

Casper, who joined the Board of Directors in 2011, recently was named Executive Chairman of Owens Harkey Advertising agency and resigned from the Board to avoid any type of conflict of interest that could arise in the future associated with his agency’s potential consideration of advertising and related business engagements with the University.

Since becoming president and CEO in 2008, Mueller has transformed GCU into a $2.7 billion market cap company that is one of the fastest-growing universities in the country.

Under Mueller’s leadership, enrollment on GCU’s ground and online campuses has surged to more than 82,000 students with approximately 17,500 of those students attending the physical campus in Phoenix which has tripled in size to nearly 300 acres; the number of academic programs has surpassed 200 across nine colleges, including high-growth fields such as computer science, information technology and engineering; admission standards have been raised, with the average GPA of incoming traditional students now at 3.5; revived its fine arts programs which are now flourishing in the areas of theatre, music and dance and the university has nearly completed its transition to NCAA Division I athletics.

Mueller also has led what will be a greater than $1 billion expansion of campus and technology infrastructure over a 10-year time frame through new technologies, classrooms, laboratories, athletic facilities and student amenities.

These efforts to create the best possible education environment have been accomplished at no additional cost to students or taxpayers in Arizona. By creating a hybrid education model that relies on operational efficiencies and fiscal responsibility on its ground and online campuses, Mueller has been able to freeze tuition on GCU’s Phoenix campus for nine straight years. This helps the University achieve one of its highest priorities – to ensure a high-quality, private, Christian education is affordable to everyone, regardless of their socioeconomic status.

Another emphasis for Mueller has been his five-point plan to revitalize west Phoenix by 1) developing a STEM workforce that attracts businesses to the area, 2) creating new business enterprises and jobs for local residents, 3) providing extensive support to K-12 education, 4) making the surrounding neighborhood safer through a $1 million partnership with the Phoenix Police Department and 5) helping hundreds of homeowners in the community through a first-of-its-kind partnership with Habitat for Humanity.

Dial brings a wealth of knowledge and experience to her new role as Lead Independent Director of the Board of Directors. She is the CEO and president of Sara Dial & Associates, an economic development consulting firm and previously served as the Director of the Arizona Department of Commerce. She is a Director and Compensation Committee Chairman at Mobile Mini Inc. and serves on several nonprofit boards. She was a member of the board of trustees at Seattle Pacific University, and was instrumental in the creation of a statewide economic development organization now known as the Arizona Commerce Authority. She is one of the few females to serve as lead independent director of a public company in Arizona.

There will be no changes to the executive leadership of Grand Canyon University, of which Mueller is president, or the University Board of Trustees, of which Will Gonzalez will continue to serve as chairman.

About Grand Canyon University: Grand Canyon University was founded in 1949 and is Arizona’s premier private Christian university. GCU is regionally accredited and offers more than 200 academic programs for both traditional undergraduate students and working professionals. The University’s curriculum emphasizes interaction with classmates, both in-person and online, and individual attention from instructors while fusing academic rigor with Christian values to help students find their purpose and become skilled, caring professionals. For more information, visit gcu.edu.

# # #